Exhibit 99.1

Jack in the Box Inc. Reports First-Quarter Earnings; Updates Guidance for Second Quarter and FY 2004

    SAN DIEGO--(BUSINESS WIRE)--Feb. 18, 2004--Jack in the Box Inc. (NYSE: JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today reported earnings of $15.6 million in the first quarter ended January 18, 2004, compared with $21.2 million in the same quarter a year ago. Earnings per diluted share in the quarter were 43 cents compared with 56 cents last year. This year's results included a pretax charge to interest expense of $9.2 million -- $5.7 million after tax, or 15 cents per diluted share -- for costs related to refinancing the company's credit facility in January, as outlined in the company's news release dated December 12, 2003. Excluding this charge, earnings per diluted share in the quarter were 58 cents, 5 cents higher than the company's forecast and consensus estimates.
    Same-store sales at Jack in the Box restaurants increased 3.1 percent in the quarter compared with the 1.5-to-2.0 percent increase forecast and a 2.6 percent decrease in last year's first quarter.
    "We were pleased to see the improvement in same-store sales trends during the quarter, with Jack's Ultimate Salads(TM) continuing to sell well and the response to our new, high-quality products exceeding our expectations," said Robert J. Nugent, chairman and chief executive officer.
    The company also announced today earnings guidance for the second quarter, ending April 11, in which it expects to earn approximately 28 cents per diluted share compared with 44 cents in fiscal 2003. Additionally, excluding the charge of 15 cents per share related to the refinancing, the company increased its guidance for fiscal 2004, a 53-week year, to approximately $1.74 per diluted share versus $1.68 originally forecast. The increase relates primarily to the results achieved in the first quarter plus ongoing interest expense savings from the company's recent refinancing. Including the charge for the refinancing, Jack in the Box now estimates fiscal-year earnings per diluted share to be approximately $1.59.
    In October, Jack in the Box introduced higher-quality Chicken Breast Strips, which are made with white meat sliced from whole chicken breasts, and in November began offering two deli-style sandwiches on hearth-baked rolls -- a Roasted Turkey and Ultimate
Club. Jack in the Box now offers guests the option to order its burgers and sandwiches bunless. "An increasing number of quick-service customers want the ability to customize their meals," Nugent said. "Whether that means forgoing the bun and sauce or substituting ingredients, our guests now have that flexibility."
    Jack in the Box continues to focus on menu innovation, and on February 23 the chain will introduce "Pannidos(TM)," a trio of unique, premium sandwiches featuring high-quality, deli-style meats and real cheeses, served in a sleek, foot-long, toasted ciabatta baguette:
Zesty Turkey, Ham and Turkey, and Deli Trio. "Not since the launch of Jack's Ultimate Salads last April have we been so excited about a new product," Nugent said. "With ingredients like aged salami, Black
Forest ham, oven-roasted turkey and ciabatta baguettes, Pannidos are unlike anything ever offered in a quick-service environment."
    This spring, Jack in the Box will complete construction of its new 70,000-square-foot Innovation Center in San Diego. The company will relocate its R&D and marketing departments to the new facility, along with other key support functions involved in product and process innovation.
    Jack in the Box is also making progress on its three- to five-year brand reinvention initiative. Within 60 days, two converted restaurants will reopen in San Diego to serve as learning labs for brand reinvention. These restaurants will feature an upgraded menu, completely redesigned facility -- inside and out -- and a higher level of guest service. Results from these two restaurants will be evaluated and applied in two market tests before fiscal year end.
    Consolidated company restaurant sales in the first quarter increased 6.8 percent to $598 million.
    Estimated systemwide sales in the first quarter, which include company-operated and franchised Jack in the Box and Qdoba restaurants, were approximately $770 million versus $694 million a year ago.
    Distribution and other sales were $43.7 million in the quarter versus $28.1 million last year, primarily due to an increase in the number of new Quick Stuff(R) convenience-store sites, as well as higher fuel sales and additional distribution sales to franchisees.
    Other revenues in the quarter were $7.3 million, primarily from the conversion of 19 restaurants to franchises, compared with the company's forecast of $6.0 million from 12 conversions and $8.3 million from nine restaurant conversions in last year's first quarter. For the full year, the company still expects other revenues to be approximately $23 million from 35 to 40 conversions, as originally forecast.
    Total revenues were $670 million in the quarter, an increase of
9.2 percent versus last year.
    Jack in the Box opened 12 new company restaurants during the first quarter, two more than forecast. As of January 18, the company operated 1,545 Jack in the Box restaurants versus 1,515 a year ago, with systemwide units totaling 1,959 compared with 1,880 in 2003.
    Qdoba opened 20 new company and franchised restaurants during the first quarter, bringing its system total to 131 units, and the chain ended the quarter with its 19th consecutive quarter of same-store sales increases.
    The company's Quick Stuff convenience-store concept continued to perform to expectations during the quarter, and had 18 locations operating at quarter end. Qdoba and Quick Stuff operations are not material components of the company's consolidated financial results or projections.
    Restaurant operating margin in the first quarter was 16.1 percent of sales versus 16.8 percent last year, primarily due to beef costs, which were approximately 20 percent higher than last year. These costs were partially offset by payroll and fixed-cost leverage on higher sales. Costs of revenues were 82.6 percent in the first quarter compared with 81.6 percent in 2003, for the reasons mentioned for restaurant operating margin, plus additional distribution and fuel sales at higher costs, and lower gains on sale from franchise conversions.
    SG&A expense rate in the quarter was 11.3 percent of revenues compared with 11.6 percent forecast and 11.5 percent a year ago, primarily due to continued efforts from the company's Profit Improvement Program.
    Earnings from operations, or operating income, were $41.1 million, and depreciation and amortization were $23.2 million in the first quarter compared with $42.4 million and $21.2 million, respectively, in 2003.
    Interest expense in the first quarter was $15.9 million versus
$8.3 million last year. Excluding the $9.2 million charge related to the company's recent refinancing, interest expense was $6.7 million and was lower than last year due to lower interest rates.
    Capital expenditures in the first quarter were $31 million versus $45 million forecast and $22 million a year ago. The lower expenditure versus forecast relates primarily to timing differences on spending for the Innovation Center and brand reinvention initiatives, as well as additional savings on new store development and POS costs. For the full year, capital expenditures are still expected to be approximately $150 million, as originally forecast.

    Highlights from the company's first-quarter balance sheet include:

    -- Current ratio was 0.7 versus 0.5 last year, primarily due to a temporary increase in cash balances and an increase in assets held for sale/leaseback. The company currently has no balance outstanding on its revolving credit facility.

    --  Debt:equity ratio was 0.6:1, the same as last year.

    -- Accounts receivable were $6 million higher than a year ago, primarily due to short-term bridge loans made to qualified Jack in the Box franchisees on restaurant purchases. Accounts receivable were $5 million lower than at fiscal year end due to collections on these loans to franchisees.

    -- Other current assets were $43 million higher than last year, primarily due to an increase in assets held for sale/lease-back.

    -- Other assets were up $51 million from 2003, primarily related to the establishment of intangible assets for the Qdoba acquisition, approximately $9 million of which is amortizable.

    -- Current liabilities were $26 million higher than last year, primarily related to an increase in current maturities of debt, increased accruals for workers' compensation insurance and the timing of payments for property taxes.

    -- Total debt increased to $310 million from $252 million on January 19, 2003, primarily related to the $45 million acquisition of Qdoba on January 21, 2003.

    -- Other long-term liabilities were $38 million higher than last year, primarily due to increases in pension obligations, deferred taxes and deferred rent.

    -- Stockholders' equity was $37 million higher than last year, as increases to retained earnings were offset by reductions for share repurchases and an increased pension liability adjustment, primarily related to a decrease in the discount rate used to present-value these obligations.

    Second-quarter and FY 2004 Guidance

    The primary assumptions on which second-quarter and fiscal-2004 earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 14 new Jack in the Box restaurants compared with 20 in the second quarter of 2003. For the full year, the company still expects to open 65 new restaurants.

    -- The opening of approximately 88 company and franchised Qdoba restaurants in fiscal 2004, 20 fewer than originally forecast. A higher percentage of new units will now be franchised to improve operating margins and returns on capital, as well as to sustain manageable growth rates over time. Qdoba's increase in same-store sales is estimated to be in the high single digits for 2004, and the chain is still expected to be neutral to Jack in the Box earnings this year.

    -- A 4.0 to 4.5 percent increase in Jack in the Box same-store sales compared with a 4.3 percent decrease in the second quarter of fiscal 2003, due to new product introductions and promotions in 2004. For the full year, same-store sales are expected to increase 2.5 to 3.0 percent.

    -- $39 million in distribution and other sales versus $24 million in the second quarter of last year, due to increased distribution to Qdoba and Jack in the Box franchised restaurants and higher Quick Stuff fuel sales.

    -- Seven Jack in the Box restaurant conversions to franchises versus five in the second quarter last year, producing approximately $4 million in other revenues compared with $10 million in 2003. The lower gains and fees in the second quarter are also related to the shifting of approximately $1.3 million into the first quarter from a transaction closing earlier than forecast. For the full year, other revenues are expected to be $23 million, the same as previously forecast.

    -- $500 million in total revenues versus $463 million in the second quarter of last year.

    -- Costs of revenues at 83.9 percent compared with 81.9 percent in the second quarter of 2003, due primarily to higher costs for beef and lower gains and fees versus last year, partially offset by some leverage on payroll and fixed costs from higher sales. The company expects beef prices to continue to be higher than last year in the second quarter, and moderate for the remainder of fiscal 2004. For the full year, costs of revenues are expected to be 83.0 percent versus 82.8 percent originally forecast, primarily due to higher beef costs.

    --  SG&A expense rate of 12.0 percent of revenues compared with
        11.2 percent in the second quarter of 2003, due primarily to higher pension, insurance, and Innovation Center relocation costs, as well as costs associated with upcoming brand reinvention market tests. For the full year, SG&A expense rate is expected to be 11.6 percent of revenues, the same as originally forecast.

    -- For the full year, interest expense is expected to be approximately $21 million compared with $24.8 million last year, primarily related to lower interest rates associated with the company's recent refinancing.

    -- Income tax rate of 38 percent, the same as the second quarter of 2003.

    --  Weighted average shares outstanding of 36.7 million versus
        36.8 million in 2003.

    -- Capital expenditures of approximately $29 million compared with $27 million in 2003.

    -- Operating income of $20 million and depreciation/amortization of approximately $18 million compared with $32 million and $16 million, respectively, in the second quarter of 2003.

    In this earnings release, the company provides both earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP) and earnings per diluted share before a charge related to refinancing, which was recorded in interest expense. This non-GAAP financial measure is used by management to evaluate financial and operating performance. Management does not consider the refinancing charge to be directly related to operating results for the period. Use of this non-GAAP measure also facilitates comparisons to prior period financial results and to the results of the company's competitors. This financial measure is also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.
    The company has provided estimated systemwide sales, which include sales of company-operated and franchised Jack in the Box and Qdoba restaurants. Management believes that systemwide sales are useful to investors, potential investors and other readers of the company's earnings release because it provides an indicator of the company's market share relative to competitors. Additionally, systemwide sales are commonly viewed within the industry as a measure of the overall strength of a company's brand in the marketplace. Management also believes that the inclusion of estimated systemwide sales provides information useful in analyzing revenues, which include franchise rents and royalties that are based on a percentage of franchised restaurant sales. Estimated systemwide sales are not intended to be a substitute for the company's revenues.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 32 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,950 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with more than 130 restaurants. Jack in the Box Inc. maintains its headquarters in San Diego and has more than 45,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    This news release contains forward-looking statements about, among other items, the company's projected earnings, sales and revenues, expenses, new products, completion of its Innovation Center and related relocation plans, growth plans, brand strategies, market tests, food costs, restaurant conversions and income tax rates. These forward-looking statements reflect management's current expectations regarding future events and are subject to risks and uncertainties.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the company's ability to achieve the goals of its brand reinvention; the impact of competitive response, including pricing, competitor marketing, and operational initiatives and new products introduced by competitors; the availability and cost of food ingredients, labor and utilities; increases in expenses related to pension liabilities, workers' compensation and other insurance; the success of the company's new products and the effect of product deletions; delays in the opening of restaurants and the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings and continuation of franchise conversions; adverse regional weather conditions; business, economic and other local or national conditions or events that affect consumer confidence and spending patterns; the effects of war and terrorist activities; consumer concerns about fast food in general or the company's products specifically; the effect of publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; effects of legal claims; the possibility of unforeseen events affecting the industry in general; and other risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of February 18, 2004. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS

                 (In thousands, except per share data)


                                                   Sixteen Weeks Ended
                                                    Jan. 18,  Jan. 19,
                                                      2004      2003
----------------------------------------------------------------------

Revenues:
 Restaurant sales                                   $597,712 $559,431
 Distribution and other sales                         43,670   28,142
 Franchise rents and royalties                        21,217   17,500
 Other                                                 7,321    8,261
                                                    --------- --------
                                                     669,920  613,334
                                                    --------- --------
Costs of revenues:
 Restaurant costs of sales                           188,449  171,227
 Restaurant operating costs                          313,139  294,059
 Costs of distribution and other sales                42,907   27,492
 Franchised restaurant costs                           8,941    7,440
                                                    --------- --------
                                                     553,436  500,218
Selling, general and administrative                   75,412   70,729
                                                    --------- --------
Total costs and expenses                             628,848  570,947
                                                    --------- --------

Earnings from operations                              41,072   42,387
Interest expense                                      15,899    8,258
                                                    --------- --------

Earnings before income taxes                          25,173   34,129

Income taxes                                           9,566   12,969
                                                    --------- --------

Net earnings                                         $15,607  $21,160
                                                    ========= ========

Earnings per share:
 Basic                                                  $.43     $.57
 Diluted                                                $.43     $.56

Weighted-average shares outstanding:
 Basic                                                36,050   37,216
 Diluted                                              36,607   37,651



                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                            (In thousands)
                                                   Jan. 18,   Jan. 19,
                                                     2004       2003
----------------------------------------------------------------------

                                ASSETS
Current assets:
 Cash and cash equivalents                         $30,558    $16,884
 Accounts receivable, net                           26,804     20,426
 Inventories                                        34,801     32,107
 Other current assets                               72,162     29,118
                                                 ----------  ---------
   Total current assets                            164,325     98,535
                                                 ----------  ---------

Property and equipment, net                        865,137    829,921

Other assets, net                                  160,603    109,643
                                                 ----------  ---------

   TOTAL                                        $1,190,065 $1,038,099
                                                 ==========  =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt               $9,536     $2,394
 Other current liabilities                         225,666    206,509
                                                 ----------  ---------
   Total current liabilities                       235,202    208,903
                                                 ----------  ---------

Long-term debt, net of current maturities          300,701    249,726

Other long-term liabilities                        167,784    130,193
                                                 ----------  ---------
   Total liabilities                               703,687    588,822

Stockholders' equity                               486,378    449,277
                                                 ----------  ---------

   TOTAL                                        $1,190,065 $1,038,099
                                                 ==========  =========


    CONTACT: Jack in the Box Inc., San Diego
             Brian Luscomb, 858-571-2291
             brian.luscomb@jackinthebox.com